Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and our report dated March 22, 2013 (except for Note 13, as to which the date is May 13, 2013) relating to the consolidated financial statements of Epizyme, Inc. included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-193569) and related Prospectus of Epizyme, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

January 30, 2014